Exhibit 99.1

For Immediate Release

For Investors :

Kevin Trosian

Vice President, Finance & Investor Relations

Kevin.Trosian@Power-One.com

+1 (805) 987-8741

Power-One, Inc. Announces the Formation of Separate Divisions for Renewable Energy and Power Products

•                  Splits renewable energy and traditional power conversion products into separate Strategic Business Units

•                  Appoints Dr. Alex Levran, formerly Chief Technology Officer of Power-One, as President of Renewable Energy Solutions

•                  Steve Hogge joins Power-One as President of Power Solutions; leverages experience from Cooper Industries

Camarillo, CA — July 16, 2010 — Power-One, Inc. (Nasdaq: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announces the creation of two separate Strategic Business Units (SBU) within the company. The Renewable Energy Solutions SBU will design, manufacture and sell inverters and related infrastructure products for the solar and wind markets. The Power Solutions SBU will focus on Power-One’s traditional AC/DC and DC/DC power conversion products, network power systems and digital power technology, selling into the networking, storage, server and industrial markets, among others.

The SBUs were created as a result of the high growth in the inverter and solar markets and the expanding opportunities available to Power-One and its power conversion products.  While both SBUs are well-grounded in power conversion technology, each has a different set of business characteristics, including design, customers, supply chain, manufacturing and sales. The differences are fundamental and require two distinct management approaches to grow the businesses.  By separating the two businesses, Power-One believes it can better service the needs of both customer bases.

Dr. Alex Levran, formerly Chief Technology Officer (CTO) for Power-One, will assume the role of President, Renewable Energy Solutions. Dr. Levran has worked in the power conversion industry for nearly four decades, with more than a decade of experience in the solar and wind industries. Dr. Levran directed the development of Power-One’s industry leading solar and wind inverters since joining the company in 2007.

Steve Hogge recently joined Power-One as President of the Power Solutions SBU. Mr. Hogge was previously with Cooper Industries, where he served most recently as

Vice President and General Manager of the Cooper Bussmann Transportation division. Prior to Cooper, he held senior positions with Bourns Inc. and Raychem. Mr. Hogge graduated from the U.S. Naval Academy and received his MBA from NYU’s Stern School of Business.

“With the fast-paced growth of our renewable energy business and the strong base for our traditional power products, we are creating new opportunities for revenue and margin expansion, while also providing enhanced customer service,” said Richard Thompson, Chief Executive Officer for Power-One.  “We are excited to have both Alex and Steve lead their respective SBUs, as each has deep experience in the power conversion marketplace and with leading the development of market opportunities for major product divisions.”

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions, including inverters for alternative/renewable energy, such as wind and solar, and products for routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.power-one.com.